Exhibit 4.2

Action Required: Must be returned by December 23, 2004

CHS Inc.	New Plan Participants
2005 Plan Agreement and Election Form
Deferred Compensation Plan

Name (Last, First, Middle Initial)	Social Security Number

You may use this form to:

•	Indicate the amount of your Base Salary, Bonus and Director Fees that you wish to defer during the 2005 Plan Year.

•	Elect to receive a Scheduled Distribution (optional)

•	Select the form of your Retirement Benefit (required)

•	Select form of your Disability Benefit payment (required)

•	Allocate new deferrals and new company contributions among the available investment options.

Deferral Election -	Please select all that apply; fill in the appropriate blanks with whole
Employee	percentages or whole dollar amounts.
☐ Base Salary	I elect to defer % or $ of my Base Salary earned in 2005.

☐ Bonus	I elect to defer % or $ of my Bonus earned during the 2005 fiscal year.

☐ Non-Participation	I elect not to participate in the 2005 Plan Year.

Deferral Election -	Please select one box; fill in the appropriate blanks with whole percentages or
Board of Directors	whole dollar amounts.
☐ Director Fees	I elect to defer % or $ of my Director Fees earned in 2005.

☐ Non-Participation	I elect not to participate in the 2005 Plan Year.

*	You may elect to defer up to a maximum of 30% of Base Salary, 100% of Bonus, and 100% of Director Fees. The minimum aggregate deferral amount for Base Salary and/or Bonus is $2,000. There is no minimum deferral amount for Director Fees. The minimum deferral amounts will be pro-rated in accordance with the terms of the Plan for any Participant who commences participation in the Plan after the first day of a Plan Year.

Action Required: Must be returned by December 23, 2004

CHS Inc.	New Plan Participants
2005 Plan Agreement and Election Form
Deferred Compensation Plan

Optional Scheduled Distribution Election*	Please fill in each blank if you wish to receive a Scheduled Distribution.

☐	I irrevocably elect to receive a Scheduled Distribution of my 2005 Annual Deferral Amount, as well as any investment gains or losses attributable to such amounts, payable within 60 days of January 1, (must be 2008 or later). If you elect to receive a Scheduled Distribution on a date following your Retirement, the Scheduled Distribution will be paid on the date you have elected above, rather than as part of your Retirement Benefit.

Please state the percentage of the Annual Deferral Amount (and any investment gains or losses) you would like to receive as a Scheduled Distribution: %.

*	If you choose not to elect a Scheduled Distribution, or you elect to receive less than 100% of your Annual Deferral Amount as a Scheduled Distribution, the remainder of your Annual Deferral Amount, and any related investment gains or losses, will be paid to you along with the rest of your vested Account Balance pursuant to the Plan. You may elect to postpone the distribution of a previously designated Scheduled Distribution, provided (i) you submit a properly completed Scheduled Distribution Change Form to the Committee at least one year prior to your previously designated Scheduled Distribution date, (ii) the new Scheduled Distribution date you select is at least five years after your previously designated Scheduled Distribution date, and (iii) the election of the new Scheduled Distribution date is not effective until at least one year after the date the election is made. You may postpone each scheduled distribution no more than three times.

Retirement Benefit Distribution Election*	Please select lump sum or annual installments; fill in the number of years, if necessary.

☒	I elect to receive a Retirement Benefit in the manner indicated below, to the extent allowed by the Plan (select one payment option below). This election will apply to all Retirement Benefits.

☐ A lump sum payment

☐ Annual installments for years (up to 10 years).

*	After the initial enrollment, you may make a one-time election to change the form of your Retirement Benefit payment, as long as (i) you submit a properly completed Benefit Distribution Change Form to the Committee at least one year prior to your Retirement, (ii) your first Retirement Benefit payment is delayed by at least five years following the date on which such payment would otherwise commence, and (iii) the election to change the form of your Retirement Benefit payment is not effective until at least one year after the date the election is made. Please note that if your election to change the form of your Retirement Benefit payment would result in the shortening of the length of the payment period of such benefit (e.g., a change from annual installments to a lump sum payment; from 10 annual installments to 5 annual installments, etc.), and the Committee determines such election to be inconsistent with applicable tax law, the election will not be effective.

Action Required: Must be returned by December 23, 2004

CHS Inc.	New Plan Participants
2005 Plan Agreement and Election Form
Deferred Compensation Plan

Disability Benefit Distribution Election*	Please select lump sum or annual installments; fill in the number of years, if necessary.

☒	I elect to receive a Disability Benefit in the manner indicated below, to the extent allowed by the Plan (select one payment option below). This election will apply to all Disability Benefits.

☐ A lump sum payment

☐ Annual installments for years (up to 10 years).

*	After the initial enrollment, you may elect to change the form of your Disability Benefit payment, as long as you submit a properly completed Benefit Distribution Change Form to the Committee at least one year prior to the date on which you become Disabled. Please note that if your election to change the form of your Disability Benefit payment would result in the shortening of the length of the payment period of such benefit (e.g., a change from annual installments to a lump sum payment; from 5 annual installments to 3 annual installments, etc.), and the Committee determines such election to be inconsistent with applicable tax law, the election will not be effective.

New Deferrals/Contributions Allocation Election	Please select in whole percentage increments; the total must equal 100%.

I elect to allocate my new deferrals and new company contributions to the following Measurement Funds:

☐ Vanguard Prime Money Market Fund	%
☐ Vanguard LifeStrategy Income Fund	%
☐ Vanguard LifeStrategy Conservative Growth Fund	%
☐ Vanguard LifeStrategy Moderate Growth Fund	%
☐ Vanguard LifeStrategy Growth Fund	%
☐ Ten-Year T-Note Fund	%

Action Required: Must be returned by December 23, 2004

CHS Inc.	New Plan Participants
2005 Plan Agreement and Election Form
Deferred Compensation Plan

Unless otherwise provided in this Agreement, the capitalized terms in this Agreement shall have the same meaning as under the Plan’s master plan document (the “Plan Document”) a copy of which has been made available to the Participant. The Plan Document is hereby incorporated into and made a part of this Agreement as though set forth in full in this Agreement. The Participant hereby acknowledges that he or she has read and understands this Agreement and the Plan Document and as a condition to participation in the Plan, the Participant must complete, sign, date and return to the Committee an original copy of this Agreement, various Election Forms as required by the Committee, and a Beneficiary Designation.

This Agreement shall inure to the benefit of, and be binding upon the Employer, its successors and assigns, and the Participant. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Minnesota without regard to its conflicts of laws principles.

ACKNOWLEDGED AND AGREED:		ACCEPTED:

Signature of Participant	Date	For the Committee	Date

4